EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 28, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Anavex Life Sciences Corp. on Form 10-K for the year ended September 30, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Anavex Life Sciences Corp. on Forms S-3 (No. 333-218292, and No. 333-259788) and Forms S-8 (No. 333-219934, No. 333-255166 and No. 333-265537)

/s/ GRANT THORNTON LLP

Hartford, CT

November 28, 2022